UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14C
INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
OF THE SECURITIES EXCHANGE ACT OF 1934
Check the appropriate box:
☑	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐	Definitive Information Statement
READY MIX, INC.

(Name of Registrant as Specified in its Charter)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required

☑	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11
1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
     The proposed aggregate value of the transaction is $9,750,000.00 in cash. The filing fee was determined by multiplying the proposed value of the transaction by 0.0000713.

4.	Proposed maximum aggregate value of transaction:

$9,750,000.00

5.	Total fee paid:

$695.17

☐ Fee paid previously with preliminary materials.
☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
1.	Amount Previously Paid:

2.	Form, schedule or registration statement number:

3.	Filing Party:

4.	Date Filed:

INFORMATION STATEMENT IN CONNECTION
WITH ASSET SALE
Ready Mix, Inc.
4602 East Thomas Road
Phoenix, Arizona 85018
Phone: (602) 957-2722
WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED
NOT TO SEND US A PROXY.
THIS IS ONLY FOR YOUR INFORMATION.
February ___, 2010
Dear Stockholder:
          On January 29, 2010, Ready Mix, Inc. (“we,” “us,” “our,” “Ready Mix” or the “Company”) entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Skanon Investments, Inc., an Arizona corporation (the “Buyer” or “Skanon”) whereby Skanon, or one or more acquisition entities designated by Skanon on or prior to the closing, agreed to purchase and the Company agreed to sell substantially all of its assets (the “Assets”) comprising the Company’s ready-mix concrete business for an aggregate of $9,750,000 in cash (the “Asset Sale”). In connection with the execution of the Purchase Agreement, on January 29, 2010, Meadow Valley Parent Corp. (the “Majority Stockholder”), in its capacity as the holder of a majority of the outstanding shares of our common stock, par value $0.001 per share (the “Common Stock”), entered into a Voting Agreement (the “Voting Agreement”) with Skanon. Pursuant to the terms of the Voting Agreement, the Majority Stockholder agreed to vote or give written consent in favor of adoption of the Purchase Agreement and approval of the Asset Sale. Action by written consent is sufficient to adopt the Purchase Agreement and approve the Asset Sale without any further action or vote of the stockholders of the Company. It is possible that the Majority Stockholder may materially breach or terminate the Voting Agreement with or without cause at any time and without penalty, and consequently may not vote or give written consent in favor of adoption of the Purchase Agreement and approval of the Asset Sale.
          The accompanying Information Statement is being provided to you for your information to comply with the requirements of Regulation 14C of the Securities Exchange Act of 1934, as amended (“Exchange Act”). This Information Statement constitutes notice of corporate action to be taken without a meeting by less than unanimous consent of the Company’s stockholders pursuant to Section 78.320 and 78.565 of the Nevada Revised Statutes (the “NRS”) covering the consummation of the Asset Sale. You are urged to read this Information Statement carefully in its entirety. However, no action is required on your part in connection with this document, including with respect to the adoption of the Purchase Agreement and approval of the Asset Sale. No meeting of our stockholders will be held or proxies requested since we anticipate that the Majority Stockholder will give written consent to these matters in its capacity as the holder of a majority of the issued and outstanding shares of the Company’s Common Stock.
          Under Rule 14c-2(b) of the Exchange Act, the Asset Sale described in the Information Statement may be consummated no earlier than 20 calendar days after we have mailed the Information Statement to our stockholders. The Company intends to mail this Information Statement to its stockholders on or about February ___, 2010. The Asset Sale is expected to occur on or before April 30, 2010. The record date established by the Company for purposes of determining the number of issued and outstanding shares of Common Stock, and thus voting power, was January 29, 2010.

/s/ Bradley E. Larson Bradley E. Larson, Chief Executive Officer

i

Ready Mix, Inc.
4602 East Thomas Road
Phoenix, Arizona 85018
Phone: (602) 957-2722
INFORMATION STATEMENT PURSUANT TO SECTION 14C
OF THE EXCHANGE ACT.
THIS IS NOT A NOTICE OF A SPECIAL MEETING OF STOCKHOLDERS AND NO STOCKHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED IN THIS INFORMATION STATEMENT. WE ANTICIPATE THAT THE ACTIONS DESCRIBED IN THIS INFORMATION STATEMENT WILL BE CONSENTED TO BY THE HOLDERS OF A MAJORITY OF THE SHARES OF THE COMPANY’S COMMON STOCK.
THE COMPANY IS NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND THE COMPANY A PROXY.
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
          This Information Statement contains forward-looking statements within the meaning of the federal securities laws. All statements, other than statements of historical facts, including, among others, statements regarding the anticipated Asset Sale, are forward-looking statements. Those statements include statements regarding the intent, belief or current expectations of the Company and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that actual results may differ materially from those contemplated by such forward-looking statements. Many of these factors are beyond the Company’s ability to control or predict. Such factors include, but are not limited to: (1) the occurrence of any event, change or other circumstance that could give rise to the termination of the Purchase Agreement, (2) risks that adjustments to the purchase price may be substantial and actual proceeds to the Company are uncertain, (3) the inability to complete the transactions contemplated in the Purchase Agreement due to the failure to satisfy any of the conditions to the closing of the Asset Sale, (4) failure of any party to the Purchase Agreement to abide by the terms of that agreement, (5) risks that the proposed transaction, including the uncertainty surrounding the closing of the transaction, will disrupt the current plans and operations of the Company, including as a result of undue distraction of management and personnel retention problems, (6) risks that the Company may not have adequate liquidity to maintain operations through the closing of the transactions contemplated by the Purchase Agreement, (7) the outcome of any legal proceedings that may be instituted against the Company and others following announcement of the Purchase Agreement, (8) risks that the Company’s lenders may accelerate indebtedness that is currently in default, and (9) the amount of the costs, fees, expenses and charges related to the Purchase Agreement, including the impact of any termination fees the Company may incur and the likely prospect that the Company would have insufficient liquidity to pay such termination fees when due. Furthermore, the expectations expressed in forward-looking statements about the Company could materially differ from the actual outcomes because of changes in demand for the Company’s products and services, the timing of new orders, the impact of competitive products and pricing, excess of production capacity, the effects of regional, national and international economic conditions, and other factors discussed under Item IA (Risk Factors) in the Company’s Form 10-K for the year ended December 31, 2008, and as updated in its Forms 10-Q for the quarters ended March 31, June 30 and September 30, 2009. The Company assumes no duty to update these statements unless otherwise required by law.
          Management believes these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. All written and oral forward-looking statements attributable to the Company or persons acting on its behalf are qualified in their entirety by these cautionary statements. Further, forward-looking statements speak only as of the date they are made, and

ii

the Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time unless otherwise required by law.

iii

GENERAL
          This Information Statement and Notice of Action to be Taken Without a Meeting of Stockholders is being furnished by us to our stockholders of record as of January 29, 2010 (the “Record Date”), to inform the stockholders of the proposed sale of substantially all of the Company’s assets (the “Assets”) comprising the Company’s ready-mix concrete business (the “Asset Sale”) pursuant to the Asset Purchase Agreement, dated as of January 29, 2010 (“Purchase Agreement”) that is described in more detail in this Information Statement.
          This Information Statement is being sent in lieu of a special meeting of the stockholders of the Company. At a meeting of the Board of Directors (the “Board”) held on January 29, 2010, the Board unanimously adopted the Purchase Agreement and recommended that the Asset Sale be consummated based upon the Board’s determination that it was the strategic alternative most likely to maximize stockholder value.
          On January 29, 2010, the Company’s independent financial advisor, Lincoln International LLC (“Lincoln International”), rendered an opinion to the Board that the consideration to be received by the Company pursuant to the Purchase Agreement is fair, from a financial point of view, to the Company.
          In reaching its conclusion to adopt the Purchase Agreement and approve the Asset Sale, the Board considered the Company’s current condition and future prospects, including its financial condition, results of operations, cash flow, the value of the Company’s remaining assets and its remaining claims and obligations, the detrimental impact on demand and pricing of the Company’s products due to current and near-term expectations of general economic and market conditions in the marketplace in which the Company conducts its business, and other strategic alternatives for the Company, including the risks associated with these alternatives. After considering these factors and alternatives, the Board determined that the Asset Sale was advisable, expedient and in the best interests of the Company and its stockholders, and that the Company should proceed with the Asset Sale.
          On January 29, 2010, Meadow Valley Parent Corp. (the “Majority Stockholder”), who beneficially owns in the aggregate shares of the common stock of the Company representing approximately 69.4% of the voting power of the Company as of the date of this Information Statement (the “Majority Shares”), entered into a voting agreement with Skanon (the “Voting Agreement”), under which we anticipate that the Majority Stockholder will adopt and approve, by written consent in lieu of a special meeting, the Purchase Agreement and the Asset Sale, respectively, on or before April 30, 2010. The Majority Stockholder may materially breach or terminate the Voting Agreement with or without cause at any time and without penalty, and consequently could determine not to vote or give written consent in favor of adoption of the Purchase Agreement and approval of the Asset Sale.
          The ability to proceed without a special or annual meeting of the stockholders to adopt the Purchase Agreement and approve the Asset Sale is authorized by Sections 78.320 and 78.565 of the Nevada Revised Statutes (the “NRS”) which provide that unless otherwise provided in the Company’s Articles of Incorporation, as amended and Amended and Restated Bylaws, action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if a written consent (or counterparts thereof) that sets forth the action so taken is signed by stockholders holding at least a majority of the voting power, except that if a different proportion of voting power is required for such an action at a meeting, then that proportion of written consents is required. Such consent shall have the same force and effect as a majority vote of the stockholders and may be stated as such in any document. The Company’s Articles of Incorporation, as amended and Amended and Restated Bylaws do not contain any provisions contrary to the provisions of Sections 78.320 and 78.565 of the NRS. Thus, to eliminate the costs to the Company and management time involved in holding a special meeting, and in order to effect the Asset Sale as early as possible in order to accomplish the purposes of the Company as described in this Information Statement, the Company determined to request the written consent of the Majority Stockholder.
          The Company is distributing this Information Statement to its stockholders in full satisfaction of any notice requirements it may have under the NRS. No dissenters’ rights of appraisal under the NRS are afforded to the Company’s stockholders as a result of the adoption of the Purchase Agreement and the approval of the Asset Sale.
          This Information Statement is dated as of and is first being sent or given to our stockholders of record on or about February ___, 2010.

SUMMARY TERM SHEET
          This summary term sheet is intended to give you a brief description of the Asset Sale. This summary term sheet is qualified in its entirety by the more detailed information elsewhere in this Information Statement and in the Purchase Agreement, which is attached as Exhibit 10.1 to the Company’s Form 8-K filed with the Securities and Exchange Commission on February 1, 2010. We urge you to review this Information Statement and the Purchase Agreement to gain a more complete understanding of these transactions.
Asset Sale (see page 8)
          On January 29, 2010, the Company entered into the Purchase Agreement with Skanon pursuant to which the Company agreed to sell, and Skanon agreed to purchase, substantially all of the assets of the Company comprising its ready-mix concrete business. The purchase price to be paid by Skanon for the Assets is $9,750,000 in cash. Skanon will also assume certain of the Company’s liabilities. The Purchase Agreement provides that under specified circumstances the purchase price will be subject to a downward adjustment.
          To fully understand the Asset Sale, you should read this Information Statement and the Purchase Agreement completely. The Purchase Agreement constitutes the legal document that governs the Asset Sale and is attached as Exhibit 10.1 to the Company’s Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on February 1, 2010. For a more complete description of the terms of the Purchase Agreement and the details of the transaction with Skanon, please see “THE ASSET SALE” in this Information Statement and the Purchase Agreement.
Purchase Price (see page 13)
          In consideration for the purchase of the Assets, Skanon agreed to pay the Company $9,750,000 in cash (the “Purchase Price”). Also, under the terms of the Purchase Agreement, Skanon agreed to assume certain of the Company’s liabilities set forth on the Company’s balance sheet dated September 30, 2009 and any other of the Company’s liabilities arising in the ordinary course of business after September 30, 2009. The Purchase Agreement provides that under specified circumstances the purchase price will be subject to a downward adjustment.
          As a result of the Asset Sale, the Company will have conveyed substantially all of its assets and retired substantially all of its liabilities. The Company will retain some assets in the form of the Company’s office building, certain deferred tax assets, certain written agreements and other assets. The Company will retain some liabilities, including liabilities related to certain written agreements that will not be assumed by Skanon. The disposition of the assets retained by the Company, including cash, net of all liabilities, will be subject to further analysis of possible alternatives by the Company’s management and the Board, including but not limited to, a distribution or dividend of cash.
Closing (see page 16)
          The closing of the Asset Sale is expected to occur on the date on which the conditions to close set forth in the Purchase Agreement have been satisfied and including the requirement that the Information Statement be sent or given at least 20 calendar days prior to the closing date, which is estimated to occur on or before April 30, 2010. For a more complete description of the conditions to close please see “THE ASSET SALE” in this Information Statement and the Purchase Agreement.
Material Terms of the Purchase Agreement (see page 12)
          The Purchase Agreement sets forth the various rights and obligations of the Company and Skanon. The Purchase Agreement contains customary representations, warranties and covenants of the Company including, among others, a covenant to use commercially reasonable efforts to conduct its operations in the ordinary course during the period between the execution of the Purchase Agreement and the completion of the Asset Sale, the agreement of the Company not to solicit other purchasers before the closing, and agreements concerning confidentiality.
          The closing of the transactions contemplated by the Purchase Agreement is subject to the satisfaction of certain conditions, including that there will be no breaches of the representations, warranties and covenants of the Company contained in the Purchase Agreement except for breaches that, when considered collectively, would not result in a material adverse effect on the Company’s business; and that applicable consents and approvals required to be obtained by the parties have been obtained and not withdrawn. The Asset Sale is not subject to a financing condition.
          The Purchase Agreement contains certain termination rights for both the Company and Skanon and provides that, following the termination of the Purchase Agreement, under specified circumstances, including a breach by the Company of certain representations and warranties contained in the Purchase Agreement where such breach, collectively with all other breaches, would result in a material adverse effect on the Company’s business, or if the Majority Stockholder fails to vote or give written consent in favor of adoption of the Purchase Agreement and approval of the Asset Sale and the Asset Sale is not approved by an affirmative vote of the stockholders of the Company, the Company will be required to pay a termination fee of $500,000 to Skanon.
          The representations and warranties contained in the Purchase Agreement will terminate at the closing of the Asset Sale. The covenants and agreements contained in the Purchase Agreement and the certificates and other documents delivered pursuant to the Purchase Agreement will survive the closing to the extent applicable. The representations, warranties, covenants and agreements contained in the Purchase Agreement are exclusive. The Company and Skanon have waived, after the closing, all of their rights, actions or causes of action they have against each other relating to the Purchase Agreement and the Asset Sale, other than claims of fraud and rights and actions arising out of any breach of any covenant or agreement that survives the closing.
          Prior to the closing, Skanon may acquire an insurance policy to insure Skanon against losses arising out of or in connection with the breach of certain of the Company’s representations and warranties under the Purchase Agreement following the closing of the Asset Sale. The Company will be responsible for paying 50% of the costs of the insurance policy, subject to a maximum obligation of the Company of $50,000.
Opinion of the Company’s Financial Advisor (see page 18)
          On January 29, 2010, Lincoln International, an investment bank and the Company’s financial advisor in connection with the transaction, rendered a written opinion to the Board as to the fairness, from a financial point of view, of the purchase price to be received by the Company in the Asset Sale. The summary of Lincoln International’s opinion in this Information Statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Exhibit A to this Information Statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Lincoln International in preparing its opinion.
Stockholder Approvals Required in Connection with the Asset Sale (see page 25)
          As of January 29, 2010, there were 3,809,500 shares of our common stock issued and outstanding. The required vote for the adoption of the Purchase Agreement and the approval of the Asset Sale is a majority of the outstanding shares of common stock. The Majority Stockholder, the holder of record of a majority of the outstanding shares of our common stock, has entered into a voting agreement to vote in favor of the Asset Sale by written consent, and because it has sufficient voting power to approve such proposal, no other consents will be solicited in connection with this Information Statement. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.
Voting Agreement (see page 18)
          On January 29, 2010, the Majority Stockholder entered into the Voting Agreement with Skanon. Pursuant to the terms of the Voting Agreement, the Majority Stockholder agreed to vote or give written consent with respect to any Majority Shares in favor of adoption of the Purchase Agreement and approval of the Asset Sale. Action by written consent is sufficient to approve the Asset Sale and the transactions contemplated by the Purchase Agreement without any further action or vote of the stockholders of the Company. The Majority Stockholder may materially breach or terminate the Voting Agreement with or without cause at any time and without penalty, and consequently could determine not to vote or give written consent in favor of adoption of the Purchase Agreement and approval of the Asset Sale. However, we anticipate that the Majority Stockholder will, by written consent, adopt the Purchase Agreement and approve the Asset Sale on or before April 30, 2010 in accordance with the terms of the Voting Agreement, but there can be no assurance to this effect. For a more complete description of the terms of the Voting Agreement, please see “THE ASSET SALE—Voting Agreement” in this Information Statement.
Reasons for the Asset Sale (see page 8)
          The Board approved the Asset Sale because the Board reasonably believed that it was the strategic alternative most likely to maximize stockholder value.
          In reaching its conclusion to approve the Asset Sale, the Board considered the Company’s current condition and future prospects, including its financial condition, results of operations, cash flow, the value of the Company’s remaining assets and its remaining claims and obligations, the detrimental impact on demand and pricing of the Company’s products due to current and near-term expectations of general economic and market conditions in the marketplace in which the Company conducts its business, and other strategic alternatives for the Company, including the risks associated with these alternatives. After considering these factors and alternatives, and after spending approximately seven months with the assistance of an investment bank intensively seeking purchasers for, or investors in, the Company, the Board determined that the Asset Sale was advisable, expedient and in the best interests of the Company and its stockholders, and that the Company should proceed with the Asset Sale.
Dissenters’ Right of Appraisal (see page 26)
          Under the NRS, the Company’s stockholders are not entitled to dissenters’ rights with respect to the proposed Asset Sale, and the Company will not independently provide the Company’s stockholders with any such rights.
Regulatory Approvals
          No United States Federal or state regulatory requirements must be complied with or approvals obtained in connection with the Asset Sale.
Certain U.S. Federal Tax Consequences (see page 27)
          As described in “CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES” in this Information Statement, and subject to the limitations and qualifications therein, the Company will recognize gain or loss on the disposition of each of its assets pursuant to the Asset Sale in an amount equal to the difference between the portion of the total purchase price allocable to such asset and the Company’s adjusted tax basis in such asset. Any gain recognized by the Company from the Asset Sale may be offset by other tax attributes of the Company such as net operating losses or tax credits to the extent they are available and allowed by the U.S. tax laws. The Company has not evaluated the adjusted tax basis of its assets for purposes of the Asset Sale and therefore is not able to fully analyze the tax treatment of the transaction to determine if any gain will be realized in the transaction. Due to inadequate current information with respect to the Company’s tax basis in its assets and uncertainties regarding potential adjustments to the Purchase Price, the Company is unable to provide additional disclosure in this report with respect to the U.S. Federal income tax consequences of the Asset Sale.
Operation of the Company Following the Asset Sale
          Following consummation of the Asset Sale, the Company expects to have nominal operations and limited assets consisting of cash, the Company’s office building, certain deferred tax assets and certain written agreements as well as certain liabilities, including liabilities associated with certain written agreements that are not assumed by Skanon. On January 18, 2010, the Board held a special meeting at which the directors and management discussed and passed a resolution indicating the Board’s intent to exercise to the fullest extent its fiduciary duties and to seek the maximum value for the stockholders and, to the extent possible if the strategic alternative analysis should indicate such action, expedite a cash distribution or dividend to the Company’s stockholders as soon as practicable following the closing of the Asset Sale.
Additional Information About Ready Mix, Inc. (see page 31)
          More information about the Company is available from various sources described in this Information Statement under “WHERE TO OBTAIN MORE INFORMATION.”
Additional Questions About the Asset Sale
          If you have any additional questions about the Asset Sale, or would like additional copies of this Information Statement, you should contact:
Ready Mix, Inc.
4602 East Thomas Road
Phoenix, Arizona 85018
(602) 957-2722
Robert A. DeRuiter, President
BUSINESS OF READY MIX, INC.
          The Company is based in Phoenix, Arizona, and is engaged in the construction industry as a supplier of construction materials. We provide ready mix concrete, sand and gravel products to a variety of customers, including but not limited to, contractors, subcontractors, individuals and owners of both private and public construction projects. We have operations in the Las Vegas, Nevada and Phoenix, Arizona metropolitan areas. Our operations consist of five permanent ready mix concrete batch plants and two portable facilities, two sand and gravel crushing and screening facilities and a fleet of approximately 125 ready mix concrete trucks and other assorted support vehicles for transporting cement powder, fly ash, sand and gravel, as well as maintenance and service vehicles. Since 1997, our operations have consisted principally of formulating, preparing and delivering ready mix concrete to the job sites of our customers. We also provide services to reduce our customers’ overall construction costs by lowering the installed, or “in-place,” cost of concrete. These services include the formulation of new mixtures for specific design uses, on-site and lab-based product quality control and delivery programs configured to meet our customers’ needs.
RISK FACTORS
          In addition to the other information contained in this Information Statement, you should carefully read the following risk factors, as well as the other risk factors discussed under Item IA (Risk Factors) in the Company’s Form 10-K for the year ended December 31, 2008, and as updated in its Forms 10-Q for the quarters ended March 31, June 30 and September 30, 2009.
          Except for the Majority Stockholder, our current stockholders have no opportunity to approve or disapprove the Asset Sale.

          The Purchase Agreement has been adopted and the consequent Asset Sale has been approved by our Board of Directors and we anticipate that the Majority Stockholder will, by written consent, adopt the Purchase Agreement and approve the Asset Sale on or before April 30, 2010 in accordance with the terms of the Voting Agreement. Thus the Purchase Agreement and the Asset Sale will not be presented to our other stockholders for adoption and approval. Accordingly, stockholders are not being asked to approve or disapprove the Purchase Agreement and the Asset Sale.
          If the closing of the Asset Sale does not occur, we will not benefit from the expenses we have incurred in the pursuit of the Asset Sale.
          The Company has incurred substantial expenses in connection with the Asset Sale. The completion of the Asset Sale depends on the satisfaction of specified conditions in the Purchase Agreement. The Company cannot guarantee that these conditions will be met. If the Asset Sale is not completed, these expenses could have a material adverse impact on the Company’s financial condition and results of operations. In addition, the market price of the Company’s common stock could decline in the event that the Asset Sale is not consummated as the Company’s current market price may reflect an assumption that the Asset Sale will be completed.
          If the Asset Sale is not completed, we may have to revise our business strategy.
          During the past several months, management of the Company has been focused on, and has devoted significant resources to, the Asset Sale. This focus is continuing and the Company has not pursued certain business opportunities which may have been beneficial to the Company. If the Asset Sale is not completed, the Company will have to revisit its business strategy in an effort to determine what changes may be required in order for the Company to continue its operations. We may need to consider raising additional capital or financing in order to continue as a going concern if the Asset Sale is not completed. No assurance can be given whether we would be able to successfully raise capital or financing in such circumstances or, if so, under what terms.
          Termination of the Purchase Agreement could negatively impact the Company.
          If the Purchase Agreement is terminated, there may be various consequences. For example, the Company’s business may have been adversely impacted by the failure to pursue other beneficial opportunities due to the focus of management on the Asset Sale, without realizing any of the anticipated benefits of completing the Asset Sale, or the market price of the Company’s common stock could decline to the extent that the current market price reflects a market assumption that the Asset Sale will be completed. If the Purchase Agreement is terminated and the Company’s Board of Directors seeks another transaction or business combination, the Company’s stockholders cannot be certain that the Company will be able to find a party willing to pay an equivalent or more attractive price than the price Skanon has agreed to pay in the Asset Sale. Furthermore, under certain specified circumstances, the Company will be required to pay a termination fee of $500,000 if the Purchase Agreement is terminated and it is likely that the Company would have insufficient liquidity to pay such termination fee when due. See “THE ASSET SALE—Termination.”
          If the Asset Sale is not consummated by April 30, 2010, either Skanon or the Company may choose not to proceed with the Asset Sale.
          Either Skanon or the Company may terminate the Purchase Agreement if the Asset Sale has not been completed by April 30, 2010 (subject to specified automatic extensions), unless the failure of the Asset Sale to be completed has resulted from the material failure of the party seeking to terminate the Purchase Agreement to perform its obligations.
          The Purchase Agreement limits the Company’s ability to pursue alternatives to the Asset Sale.

          The Purchase Agreement contains provisions that limit the Company’s ability to solicit competing third-party proposals to acquire all or a significant part of the Company. These provisions, which include a $500,000 termination fee payable under certain circumstances, might discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of the Company from considering or proposing that acquisition even if it were prepared to pay more consideration for the Assets than that proposed in the Purchase Agreement.
          The opinion obtained by the Company from its financial advisor will not reflect changes in circumstances between signing the Purchase Agreement and completion of the Asset Sale.
          The Company has not obtained an updated opinion as of the date of this Information Statement from its financial advisor, Lincoln International. Changes in the operations and prospects of the Company, general market and economic conditions and other factors that may be beyond the control of the Company, and on which the Company’s financial advisor’s opinion was based, may significantly alter the value of the Company by the time the Asset Sale is completed. The opinion does not speak as of the time the Asset Sale will be completed or as of any date other than the date of such opinion. Because the Company does not currently anticipate asking its financial advisor to update its opinion, the opinion will not address the fairness of the Purchase Price from a financial point of view at the time the Asset Sale is completed. For a description of the opinion that the Company received from its financial advisor, please refer to “THE ASSET SALE—Opinion of the Company’s Financial Advisor.”
          The Company will be subject to business uncertainties and contractual restrictions while the Asset Sale is pending.
          Uncertainty about the effect of the Asset Sale on employees and customers may have an adverse effect on the Company. These uncertainties may impair the Company’s ability to attract, retain and motivate key personnel until the Asset Sale is consummated, and could cause customers and others that deal with the Company to seek to change existing business relationships with the Company. Retention of certain employees may be challenging during the pendency of the Asset Sale, as certain employees may experience uncertainty about their future roles, if any, with Skanon. In addition, the Purchase Agreement restricts the Company from making certain acquisitions and taking other specified actions until the Asset Sale occurs without the consent of Skanon. These restrictions may prevent the Company from pursuing attractive business opportunities that may arise prior to the completion of the Asset Sale.
          Following the announcement of the Asset Sale, legal proceedings may be instituted against the Company challenging the Asset Sale, and an adverse ruling in such legal proceedings may prevent the Asset Sale from closing.
          The Company, the members of the Board and others may become parties to legal proceedings challenging the proposed Asset Sale, seeking, among other things, to enjoin the Company from consummating the Asset Sale on the agreed-upon terms. The Purchase Agreement provides that either the Company or Skanon could terminate the Purchase Agreement if a court or other agency of competent jurisdiction has issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Asset Sale. In addition, the Company could incur substantial legal fees in connection with the defense of any legal proceedings against the Company or the members of the Board or could become responsible for significant monetary damages.
          The Company may not have adequate liquidity to maintain its operations while the Asset Sale is pending.
          We require substantial liquidity to maintain our production facilities, meet scheduled term debt and lease obligations and run our normal business operations. While the Asset Sale is pending and we continue to operate at or close to the minimum cash levels necessary to support our normal business operations, our need for cash might continue to intensify and we might be unable to make payments to our suppliers, which could severely limit our ability to close the Asset Sale and may result in the termination of the Purchase Agreement that could require us to pay a $500,000 termination fee.

          The Company’s lenders may accelerate our outstanding indebtedness.
          As of December 31, 2009, we are in violation of certain financial covenants in our loans with Wells Fargo Equipment Finance, Inc. (“WFE”) and National Bank of Arizona (“NBA”). Due to these violations, the WFE and NBA loans could become immediately due and payable if either WFE or NBW were to declare us in default of its respective loan. Either WFE or NBA or both could proceed against the real property and equipment securing the loans. If WFE or NBA were to accelerate the payment requirements, we would not have sufficient liquidity to pay off the related debt that could result in a material adverse effect on our financial condition and results of operations. If this were to happen, we would not be able to close the Asset Sale, and Skanon could elect to terminate the Purchase Agreement and require us to pay a $500,000 termination fee.
          The Company cannot be certain of the exact amount of the Purchase Price as it is subject to downward adjustment under specified circumstances described in the Purchase Agreement.
          The Purchase Agreement provides that the Purchase Price will be subject to substantial downward adjustment if (1) the amount of cash the Company is entitled to retain under the Purchase Agreement is not sufficient to satisfy certain liabilities specified in the Purchase Agreement, or (2) if the Company breaches any of its obligations pursuant to Section 5.1 of the Purchase Agreement (regarding interim operations of the Company) and such breach results in (a) actual damages to the Assets of greater than $10,000 but less than $500,000, or (b) an increase of the dollar amount of liabilities to be assumed by Skanon at the closing by more than $10,000 but less than $500,000. For a more complete description of the downward adjustment to the Purchase Price, please see “THE ASSET SALE—Purchase Price” in this Information Statement.
          The completion of the Asset Sale is subject to the satisfaction or waiver of conditions.
          The Asset Sale is subject to the satisfaction or waiver of a number of closing conditions set forth in the Purchase Agreement. If these conditions are not satisfied or waived, the Asset Sale will not be completed. Also, even if all of these conditions are satisfied, the Asset Sale may not be completed, as each of the Company and Skanon has the right to terminate the Purchase Agreement under certain circumstances specified in the Purchase Agreement and described in greater detail in the section entitled “THE ASSET SALE—Termination.”
          The Majority Stockholder may elect to terminate the Voting Agreement.
          The Majority Stockholder may materially breach or terminate the Voting Agreement with or without cause at any time and without penalty, and consequently could determine not to vote or give written consent in favor of adoption of the Purchase Agreement and the Asset Sale. We anticipate that the Majority Stockholder will, by written consent, adopt the Purchase Agreement and approve the Asset Sale on or before April 30, 2010 in accordance with the terms of the Voting Agreement, but there can be no assurance to this effect. For a more complete description of the terms of the Voting Agreement, please see “THE ASSET SALE” in this Information Statement.
THE ASSET SALE
Background and Reasons for the Asset Sale
          During the fall and winter of 2008 and the spring of 2009, the Company’s Board and the Company’s management undertook a review of the Company’s long-term prospects to maximize value for the Company’s stockholders. As part of its review, the Company’s Board and the Company’s management considered the Company’s current condition and future prospects, including its financial condition, results of operations, cash flow, the value of the Company’s remaining assets and its remaining claims and obligations, the detrimental impact on demand and pricing of the Company’s products due to current and near-term expectations of general economic and market conditions in the marketplace in which the Company conducts its business, and other strategic alternatives for the Company, including the risks associated with these alternatives.
          On February 18, 2009, the Company entered into a confidentially agreement with Skanon. Pursuant to this confidentiality agreement, the Company furnished to Skanon and its representatives financial and operational information to facilitate the evaluation of a potential transaction with the Company.
          At a meeting of the Board on March 10, 2009, the Company’s management presented to the Board potential strategic alternatives for the Company, including potential alternatives involving the sale of the Company, and informed the Board that two potential strategic buyers had expressed interest in reviewing the Company’s financial and operational information to determine the possibility of a transaction with the Company. The Company’s management informed the Board that the Company had entered into a confidentiality and non-disclosure agreement with one of the potential strategic buyers and was in the process of negotiating a confidentiality and non-disclosure agreement with the other potential strategic buyer. The Company’s management also presented an overview of the Company’s financial condition, results of operations and future prospects.
          On March 13, 2009, the Majority Stockholder entered into a confidentiality agreement with the Company. Pursuant to this confidentiality agreement, the Company agreed to furnish the Majority Stockholder and its affiliates and representatives with certain confidential information of the Company to facilitate the undertaking of an evaluation of potential transactions with or related to the Company.
          On May 27, 2009, representatives of the Company and of the Majority Stockholder met and discussed the Company’s financial condition and liquidity and the Company’s ongoing discussions with potential financial advisors in connection with the Company’s consideration of potential strategic alternatives.
          On June 15, 2009, the Company engaged Lincoln International to assist it with the potential sale of, or investment in, the Company. Lincoln International is an investment bank that is familiar with investors in and purchasers of mid-market companies similar to the Company.
          On June 30, 2009 and July 30, 2009, representatives of the Company and the Majority Stockholder met and discussed the status of the Company’s ongoing consideration of potential strategic alternatives.
          Between June and November 2009, Lincoln International contacted 149 potential purchasers and investors. Forty-six of these potential purchasers and investors engaged in further discussions with Lincoln International and/or the Company, six submitted an indication of interest, four attended management presentations given by the Company’s management, and two, including Skanon, submitted letters of intent. Representatives of the Majority Stockholder also suggested potential purchasers and investors for a transaction with the Company.
          On October 1, 2009, Skanon submitted preliminary, non-binding terms pursuant to which Skanon would be willing to enter into a transaction with the Company.
          On October 29, 2009 representatives of the Company and the Majority Stockholder discussed and summarized three offers from potential buyers of the Company. The Company determined, after consultation with representatives of the Majority Stockholder, that the preliminary offer from Skanon was the most attractive.
          On November 6, 2009, the Company received a letter of intent from Skanon to purchase substantially all of the Company’s assets. On November 7, 9 and 10, 2009, representatives of the Company and of the Majority Stockholder discussed Skanon’s proposed letter of intent, including potential structures for the proposed transactions, Skanon’s proposed purchase price for substantially all of the Company’s assets and its assumption of certain liabilities.

          At a meeting of the Board on November 10, 2009, the Company’s management summarized to the Board the previously discussed potential strategic alternatives for the Company involving the sale of the Company and informed that Board that a letter of intent had been received from Skanon. In light of management’s discussion of the Company’s current and future prospects for financial and operational performance, the board unanimously approved to accept a non-binding letter of intent from Skanon.
          On November 13, 2009, after consultation with representatives of the Majority Stockholder regarding potential revisions to Skanon’s proposed letter of intent, counsel to the Company sent a revised draft of the letter of intent to counsel to Skanon.
          On November 16, 2009, the Board approved and the Company executed the letter of intent with Skanon to purchase substantially all of the Company’s assets. The letter of intent included a 30 day exclusivity period during which the Company was prohibited from speaking or negotiating with other potential buyers. The Company informed the Majority Stockholder that the Company executed the letter of intent with Skanon.
          On November 24, 2009, Skanon’s legal counsel delivered a draft of the Purchase Agreement to the Company and its advisors. The Company provided a copy of the draft of the Purchase Agreement to representatives of the Majority Stockholder. Between November 25, 2009 and January 29, 2010, the Company and Skanon, including their respective financial and legal advisors, negotiated the terms and provisions of the Purchase Agreement. While negotiating the Purchase Agreement the Company solicited and considered comments from the Majority Stockholder.
          Between November 25, 2009 and November 29, 2009, representatives and legal advisors of the Company and the Majority Stockholder discussed Skanon’s proposed draft of the Purchase Agreement, the negotiation process and proposed revisions to the draft Purchase Agreement.
          On December 15, 2009, representatives of the Company and the Majority Stockholder discussed certain issues regarding the negotiation of the Purchase Agreement and Skanon’s request that the Majority Stockholder enter into a non-competition agreement.
          On December 17, 2009, the Majority Stockholder received a draft of a non-competition agreement that Skanon would request the Majority Stockholder execute as a condition to the transaction with Skanon. Between December 17, 2009 and January 29, 2010, the Majority Stockholder, Skanon and their respective legal advisors negotiated and finalized the terms of the non-competition agreement.
          On December 22, 2009, representatives of the Company and the Majority Stockholder discussed certain issues regarding the negotiation of the Purchase Agreement, including the Company’s liquidity, cash flow management, pre-payment penalties and other matters.
          On December 23, 2009, the Company and Skanon agreed to amend the letter of intent to extend the exclusivity period to January 5, 2010.
          On December 28, 2009, the Majority Stockholder received a draft of the Voting Agreement from Skanon. Between December 28, 2009 and January 29, 2010, the Majority Stockholder, Skanon and their respective legal advisors negotiated and finalized the Voting Agreement.
          On December 28, 2009, representatives of the Company and the Majority Stockholder discussed certain issues regarding the negotiation of the Purchase Agreement, including termination rights and the proposed draft of the Voting Agreement.

          On January 5, 2010, the Company and Skanon agreed to amend the letter of intent to extend the exclusivity period to January 19, 2010.
          On January 7, 2010, the Board held a special meeting at which the directors, Company counsel, representatives from Lincoln International and management reviewed the Company’s current condition and future prospects, including its financial condition, results of operations, cash flow, the value of the Company’s assets and its claims and obligations, the detrimental impact on demand and pricing of the Company’s products due to current and near-term expectations of general economic and market conditions in the marketplace in which the Company conducts its business, and other strategic alternatives for the Company, including the risks associated with these alternatives. The directors also heard management’s report regarding the Company’s available cash and the value of the Company’s assets and management’s report as to the strategic alternatives available. Company counsel advised the board concerning the proper execution of its fiduciary duties. Lincoln International reviewed its preliminary findings related to valuation analyses. After considering these factors and alternatives, the Board determined that the Asset Sale, including the sale of all or substantially all of the Company’s assets in connection therewith, was in the best interests of the Company and its stockholders and that the Company should continue working toward a definitive purchase agreement with Skanon.
          On January 11, 2010, representatives of the Company and the Majority Stockholder discussed certain issues regarding the negotiation of the Purchase Agreement.
          On January 14, 2010, the Majority Stockholder requested that the Board adopt a resolution stating that the Board of Directors and the Company’s management will analyze the possibility of a cash distribution or dividend of the net proceeds from the Asset Sale to the Company’s stockholders as soon as practicable, subject to ongoing fiduciary duties and the solvency of the Company.
          On January 15, 2010, Skanon provided to the Company a letter from Skanon’s parent company indicating its intent to provide funding to Skanon in connection with the proposed Asset Sale.
          On January 18, 2010, the Board held a special meeting at which the directors discussed and passed a resolution indicating the Board’s intent to exercise to the fullest extent its fiduciary duties and to seek the maximum value for the stockholders and, to the extent possible if the strategic alternative analysis should indicate such action, expedite a cash distribution or dividend to the Company’s stockholders as promptly as possible following the closing of the Asset Sale.
          On January 20, 2010, the Company and Skanon agreed to amend the letter of intent to extend the exclusivity period to January 26, 2010.
          On January 24, 27 and 28, 2010, representatives of the Company and the Majority Stockholder discussed certain issues regarding the negotiation of the Purchase Agreement.
          On January 29, 2010, the Majority Stockholder informed the Company that it had finalized negotiations of the Voting Agreement with Skanon and had no additional comments to the draft of the Purchase Agreement.
          On January 29, 2010, the Board held a special meeting at which the directors, management, financial advisors and legal counsel reviewed a substantially complete draft of the Purchase Agreement, the Company’s current condition and future prospects, including its financial condition, results of operations, liquidity, financial outlook and prospects, the value of the Company’s assets and its claims and obligations, the detrimental impact on demand and pricing of the Company’s products due to current and near-term expectations of general economic and market conditions in the marketplace in which the Company conducts its business, and other strategic alternatives for the Company, including the risks associated with these alternatives. The directors also heard management’s report regarding the Company’s available cash and the value of the Company’s assets. Company counsel reviewed the Board’s fiduciary obligations. Lincoln International, the Company’s financial advisor, rendered an opinion that the consideration to be received by the Company pursuant to the Purchase Agreement was fair, from a financial point of view, to the Company. After considering these factors and alternatives, the Board determined that the Asset

Sale, including the sale of all or substantially all of the Company’s assets in connection therewith, was fair to, and in the best interests of the Company and its stockholders and that the Company should proceed with the Asset Sale.
          On January 29, 2010, pursuant to the authority granted by the Board, the Company entered into the Purchase Agreement with Skanon.
          On January 29, 2010, the Majority Stockholder entered into the Voting Agreement under which we anticipate that on or before April 30, 2010 the Majority Stockholder will, by written consent, adopt the Purchase Agreement and approve the Asset Sale.
Parties to the Purchase Agreement
          The parties to the Purchase Agreement are the Company and Skanon.
          The Company is located at 4602 East Thomas Road, Phoenix, Arizona 85018.
          Skanon is an Arizona corporation engaged in the principal business of cement manufacturing. Skanon’s principal business address is: 14500 N. Northsight Blvd., Suite 317, Scottsdale, Arizona 85260.
Material Terms of the Purchase Agreement
          The following is a summary of the material provisions of the Purchase Agreement but does not purport to describe all of the terms of the Purchase Agreement. The following summary is qualified in its entirety by reference to the complete text of the Purchase Agreement which is included as Exhibit 10.1 to the Company’s Form 8-K filed with the SEC on February 1, 2010. The Purchase Agreement was included as Exhibit 10.1 to the Company’s Form 8-K filed with the SEC on February 1, 2010 to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company or Skanon. In particular, the assertions embodied in the representations and warranties contained in the Purchase Agreement are qualified by certain disclosures not reflected in the text of the Purchase Agreement, and may apply standards of materiality in a way that is different from what may be viewed as material by shareholders of, or other investors in, the Company. Moreover, certain representations and warranties in the Purchase Agreement were used for the purpose of allocating risk between the Company, on the one hand, and Skanon, on the other hand, rather than establishing matters as facts. Accordingly, the representations and warranties in the Purchase Agreement should not be viewed as characterizations of the actual state of facts about the Company or Skanon. We urge you to read the full text of the Purchase Agreement because it is a legal document that governs the Asset Sale.
General
          Subject to the conditions contained in the Purchase Agreement, Skanon agreed to purchase the Assets for $9,750,000 in cash. Skanon will also assume certain of the Company’s liabilities. The Purchase Agreement provides that under specified circumstances the purchase price will be subject to a downward adjustment. The Asset Sale constitutes a sale of substantially all of our assets under Nevada law, which requires the approval of our stockholders. In connection with the Asset Sale, the Majority Stockholder entered into the Voting Agreement with Skanon. Pursuant to the terms of the Voting Agreement, the Majority Stockholder agreed to vote or give written consent with respect to any common stock of the Company in favor of adoption of the Purchase Agreement and approval of the Asset Sale. The Majority Stockholder may materially breach or terminate the Voting Agreement with or without cause at any time and without penalty, and consequently could determine not to vote or give written consent in favor of adoption of the Purchase Agreement and approval of the Asset Sale. However, we anticipate that the Majority Stockholder will approve and adopt, by written consent, the Asset Sale on or before April 30, 2010 in accordance with the terms of the Voting Agreement, but there can be no assurance to this effect. Other than the adoption of the Purchase Agreement and approval of the Asset Sale by the Majority Stockholder pursuant to the

Voting Agreement, no further action on the part of the Company’s stockholders is required to consummate the Asset Sale.
          The Asset Sale is not conditioned on any financing arrangements by Skanon and the consideration to be received by the Company at the closing will be from immediately available funds. The parties have the right to terminate the Purchase Agreement in the event that the transaction does not close on or before April 30, 2010 (subject to certain automatic extensions specified in the Purchase Agreement). We anticipate that the closing and transfer of cash consideration will occur on or before April 30, 2010. Stockholders, in their capacity as such, will not directly receive any of the proceeds from the Asset Sale at the closing of the Asset Sale.
          The Company will use the cash proceeds of the Asset Sale to (i) pay expenses incurred in connection with the Asset Sale (which are estimated to be $1.2 million) and (ii) to satisfy the Company’s remaining liabilities, including all liabilities not assumed by Skanon in connection with the Asset Sale.
Purchase Price
          In consideration for the purchase of the Assets, Skanon agreed to pay the Company $9,750,000 in cash. Also, under the terms of the Purchase Agreement, Skanon agreed to assume certain of the Company’s liabilities set forth on the Company’s balance sheet dated September 30, 2009 and any other of the Company’s liabilities arising in the ordinary course of business after September 30, 2009.
          The Purchase Agreement provides that the Company will be entitled to retain the net proceeds received by the Company from the sale of certain equipment specified in the Purchase Agreement, subject to specified adjustments (the “Retained Seller Cash”). For purposes of calculating the amount of Retained Seller Cash, the actual amount of Retained Seller Cash starts at $1 million, subject to upward or downward adjustment depending on the actual net proceeds received by the Company from the sale of certain equipment specified in the Purchase Agreement. In addition, Retained Seller Cash is subject to other adjustments, including downward adjustments based on the amount of expenses and liabilities incurred by the Company in connection with the Asset Sale, the amount of specified liabilities that the Company may be obligated to retire prior to the closing of the Asset Sale, the amount of a specified account receivable and 50% of the prepayment penalties incurred by the Company in connection with the prepayment of specified debts.
          If the amount of the Retained Seller Cash, as adjusted in accordance with the provisions of the Purchase Agreement, is a negative number, the Purchase Price will be adjusted downward in an amount equal to that negative number. The Purchase Price is also subject to further adjustment if the Company breaches any of its obligations pursuant to Section 5.1 of the Purchase Agreement (regarding interim operations of the Company) and such breach results in (a) actual damages to the Assets of greater than $10,000 but less than $500,000, or (b) an increase of the dollar amount of liabilities to be assumed by Skanon at the closing by more than $10,000 but less than $500,000.
          As a result of the Asset Sale, the Company will have conveyed substantially all of its assets and retired substantially all of its liabilities. The Company will retain some assets in the form of cash, the Company’s office building, certain deferred tax assets, certain written agreements and other assets. The Company will retain some liabilities, including liabilities related to certain written agreements that will not be assumed by Skanon. The disposition of the assets retained by the Company, net of all liabilities, will be subject to further analysis of possible alternatives by the Company’s management and the Board, including but not limited to, a distribution or dividend of cash.
Representations and Warranties
          Section 3.2 of the Purchase Agreement contains customary representations and warranties by the Company that relate to, among other things:

•	due organization, valid existence and good standing of the Company with requisite power and authority to carry on its business as currently conducted;

•	requisite corporate authority and power to execute and deliver the Purchase Agreement and to perform its obligations under the Purchase Agreement;

•	due execution and delivery of the Purchase Agreement;

•	enforceability of the Purchase Agreement in accordance with its terms, except to the extent such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws of general applicability affecting or relating to enforcement of creditors’ rights generally, and (ii) general equitable principles (regardless of whether such enforceability is considered in equity or at law);

•	absence of violation of charter documents, federal, state or local laws and contracts;

•	required consents and approvals;

•	capitalization of the Company;

•	the Company’s charter documents;

•	the Company’s financial statements for the year ended December 31, 2008 and the nine months ended September 30, 2009;

•	the status of the Company’s real property, material contracts and commitments, personal property, intellectual property, leases, insurance policies, accounts receivable, and assets;

•	the Company’s relationships with its customers and suppliers;

•	the Company’s employees and employee benefit plans;

•	absence of pending or threatened litigation, actions and other proceedings against the Company;

•	tax matters and compliance with relevant tax laws;

•	absence of any material changes relating to the Company’s business since September 30, 2009;

•	compliance with federal, state and local statutes;

•	compliance with federal, state and local laws related to the environment and the absence of any liabilities related to hazardous wastes or toxic substances;

•	the Company’s solvency;

•	the absence of broker’s fees; and

•	absence of a material adverse effect with respect to the Company’s business.
     Section 3.1 of the Purchase Agreement contains customary representations and warranties by Skanon that relate to, among other things:
•	due organization, valid existence and good standing with requisite corporate power and authority to carry on its business as currently conducted;

•	requisite authority and power to execute and deliver the Purchase Agreement;

•	requisite corporate power and due authorization to perform the transactions contemplated by the Purchase Agreement;

•	absence of violation of charter documents, and federal, state or local laws;

•	sufficient funds to pay the purchase price;

•	absence of pending or threatened litigation;

•	absence of legal claims or regulatory approvals that would materially interfere with the Asset Sale;

•	absence of broker’s fees; and

•	Skanon’s financial statements for the year ended December 31, 2008 and the eleven months ended November 30, 2009.
Covenants
          Sections 4 and 5 of the Purchase Agreement contain a number of covenants by the Company and Skanon, including covenants relating to:
•	non-competition;

•	nondisclosure of proprietary information;

•	public announcements;

•	employment of certain of the Company’s employees by Skanon;

•	adding Skanon as an additional insured under the Company’s insurance policies;

•	the obligation of Skanon to acquire an insurance policy to insure Skanon against losses arising out of or in connection with a breach of the Company’s representations and warranties contained in the Purchase Agreement;

•	interim operations of the Company;

•	exclusivity and solicitation of an alternative acquisition proposal, subject to the Company’s ability to accept an unsolicited superior acquisition proposal;

•	preparation of this Information Statement;

•	consummation of the Asset Sale;

•	notification of certain events;

•	access to information;

•	state takeover laws; and

•	compliance with COBRA (the Consolidated Omnibus Reconciliation Act of 1985, as amended)

Conditions to Closing
          Under Section 6.3(b) of the Purchase Agreement, the obligation of Skanon to complete the closing is subject to the following conditions:
•	execution and delivery by the Company of all related documents required to be executed by the Company at or prior to the closing;

•	there will be no breaches of the representations, warranties and covenants of the Company contained in the Purchase Agreement except for breaches that, when considered collectively, would not result in a material adverse effect on the Company’s business; and

•	all consents and approvals have been obtained to assign certain of the Company’s agreements and permits that Skanon has agreed to assume and are in full force and effect.
          Under Section 6.3(a) of the Purchase Agreement, the obligation of the Company to complete the closing is subject to the following conditions:
•	execution and delivery by Skanon of all related documents required to be executed by Skanon at or prior to the closing;

•	there are no material breaches by Skanon of its representations and warranties, or the covenants and obligations that Skanon is required to perform prior to the closing of the Asset Sale; and

•	payment of the purchase price.
Survival and Indemnification
          The representations and warranties contained in the Purchase Agreement and the certificates and other documents delivered pursuant to the Purchase Agreement will terminate at the closing of the Asset Sale. The covenants and agreements contained in the Purchase Agreement and the certificates and other documents delivered pursuant to the Purchase Agreement will survive the closing to the extent applicable. The representations, warranties, covenants and agreements contained in the Purchase Agreement are exclusive. The Company and Skanon have waived, after the closing, all of their rights, actions or causes of action they have against each other relating to the Asset Sale, other than claims of fraud and rights and actions arising out of any breach of any covenant or agreement that survives the closing.
          Prior to the closing, Skanon may acquire an insurance policy to insure Skanon against losses arising out of or in connection with the breach of certain of the Company’s representations and warranties under the Purchase Agreement following the closing of the Asset Sale. The Company will be responsible for paying 50% of the costs of the insurance policy, subject to a maximum obligation of the Company of $50,000.
Termination
          Section 8 of the Purchase Agreement sets forth the rights of each party to terminate the Purchase Agreement prior to the closing of the Asset Sale and provides that the Purchase Agreement may be terminated at any time prior to closing as follows:
•	by the mutual written consent of the Company and Skanon;

•	by the Company if there has been a material breach by Skanon of any representation, warranty, covenant or other obligation of Skanon under the Purchase Agreement (and such breach is not cured by Skanon on the earlier of closing or within 10 business days of notice thereof from the Company);
•	by Skanon if there has been a breach by the Company of any representation, warranty, covenant or obligation under the Purchase Agreement other than under Section 5.1 of the Purchase Agreement (regarding interim operations of the Company) of the Purchase Agreement (and such breach is not cured by the Company on the earlier of closing or within 10 business days of notice thereof from Skanon) or change between the disclosures delivered by the Company to Skanon in connection with the Purchase Agreement and any supplements to such disclosures to be delivered at the closing, and such breach or change, collectively with all other breaches or changes by the Company of its representations, warranties, covenants or obligations in the Purchase Agreement, would have a material adverse effect on the Company’s business;

•	by Skanon if there has been a non-trivial breach (as defined in the Purchase Agreement) by the Company of the provisions of Section 5.1 of the Purchase Agreement (regarding interim operations of the Company), and such non-trivial breach is not cured by the Company on the earlier of closing or within 10 business days of notice thereof from Skanon;

•	by Skanon if there has been a material breach by the Company of Section 5.3 of the Purchase Agreement (regarding exclusivity and solicitation of an alternative acquisition proposal), or there has been any other breach by Seller of Section 5.3 of the Purchase Agreement that materially and adversely impedes or otherwise materially prejudices Skanon’s ability to exercise its right to match a superior acquisition proposal received by the Company;

•	by Skanon if the Majority Shareholder fails to vote or give written consent in favor of adoption of the Purchase Agreement and approval of the Asset Sale and the Asset Sale is not approved by an affirmative vote of the stockholders of the Company;

•	by either party if a governmental authority has issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the Asset Sale;

•	by either party if the closing of the Asset Sale has not occurred by April 30, 2010 (subject to specified automatic extensions); or

•	by either party if Skanon fails or declines to match a superior acquisition proposal.
          If the Purchase Agreement is terminated because there is a breach of any representation, warranty, covenant or obligation of the Company under the Purchase Agreement as described above, the Majority Stockholder fails to vote or give written consent in favor of adoption of the Purchase Agreement and approval of the Asset Sale and the Purchase Agreement is not adopted and the Asset Sale is not approved by an affirmative vote of the stockholders of the Company, or Skanon fails or declines to match a superior acquisition proposal, the Company will be required to pay a termination fee of $500,000 to Skanon.
Name Change
          The Purchase Agreement provides that at the closing of the Asset Sale, the Company will prepare and deliver to Skanon executed documentation ready for filing with the Nevada Secretary of State to change the Company’s name to a name not including the words “Ready Mix.”

Voting Agreement
          In connection with and as a condition to the execution of the Purchase Agreement, the Majority Stockholder entered into a voting agreement, dated as of January 29, 2010 (the “Voting Agreement”) with Skanon. Pursuant to the terms of the Voting Agreement, the Majority Stockholder agreed to vote or give written consent with respect to any Majority Shares:
•	in favor of adoption of the Purchase Agreement and the transactions contemplated thereby;

•	against approval of any proposal made in opposition to the Purchase Agreement and consummation of the transactions contemplated thereby;

•	against any competing transaction (as defined in the Voting Agreement) from any party other than Skanon or an affiliate of Skanon as contemplated by the Purchase Agreement;

•	against any proposal that is intended to, or is reasonably likely to, result in the conditions of the Company’s obligations under the Purchase Agreement not being fulfilled;

•	against any other action that is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or materially adversely affect the Purchase Agreement or any of the other transactions contemplated by the Purchase Agreement; and

•	against any dissolution, liquidation or winding up of the Company (other than as may be contemplated by the Purchase Agreement).
          Furthermore, as part of the Voting Agreement, the Majority Stockholder delivered to Skanon a duly executed proxy (the “Proxy”) appointing the members of the board of directors of Skanon as the Majority Stockholder’s sole and exclusive powers of attorney and proxies with respect to the matters referenced above.
          The Voting Agreement and Proxy are effective until the earlier to occur of (a) the closing of the transaction contemplated by the Purchase Agreement, (b) the date on which the Purchase Agreement is amended, supplemented, varied, altered or modified other than as a result of Skanon exercising its right to match superior proposals, and other than to extend the time for closing by no more than 90 days after April 30, 2010 as mutually agreed by Skanon and the Company, (c) the date on which the Purchase Agreement is terminated or (d) the date on which the Majority Stockholder materially breaches or terminates the Voting Agreement, which the Majority Stockholder is entitled to do with or without cause or reason at any time and without penalty.
          The descriptions of the Voting Agreement and the Proxy contained in this Information Statement are qualified in their entirety by the Voting Agreement set forth as Exhibit 99.2 that is included in the Majority Stockholder’s Schedule 13D/A filed with the SEC on February 1, 2010 and the Proxy set forth as Exhibit 99.3 that is included in the Majority Stockholder’s Schedule 13D/A filed with the SEC on February 1, 2010, each of which is incorporated herein by reference.
Opinion of the Company’s Financial Advisor
          On June 15, 2009 the Board engaged Lincoln International to act as the Company’s financial advisor in connection with a potential merger or sale of all or part of our business The Board based its decision to engage Lincoln International on certain information provided by Lincoln International to the Board, including proposed methods for handling a potential merger or sale of the Company and the fees that Lincoln International would charge for their services, and on Lincoln International’s expertise in advising middle-market companies operating in the construction materials industry. Lincoln International, as part of its investment banking activities, regularly provides merger and acquisition advisory services and engages in the valuation of businesses and their securities and assets in connection with mergers and other strategic combinations, acquisitions and dispositions.
          On January 29, 2010, at a telephonic meeting of the Board, Lincoln International reviewed the analyses discussed below. On such date, Lincoln International delivered its written opinion to the Board that, as of January 29, 2010, and based upon and subject to the factors and assumptions set forth therein, the consideration to be received by the Company in the Asset Sale pursuant to the Purchase Agreement was fair from a financial point of view to the Company.
          The full text of the written opinion of Lincoln International, dated January 29, 2010, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Exhibit A to this Information Statement and is incorporated by reference. We urge you to read the opinion carefully in its entirety. The following summary of the analyses performed by Lincoln International in connection with its opinion is qualified in its entirety by reference to the opinion.
          In connection with rendering the opinion described above and performing its related financial analyses, Lincoln International, among other things:
•	reviewed a substantially complete draft of the Purchase Agreement as of January 27, 2010;

•	reviewed the Company’s Annual Reports on Form 10-K filed with the SEC for the year ended December 31, 2008, and unaudited interim financial statements included in the Company’s quarterly reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2009;

•	reviewed the unaudited interim financial statements for the month ended November 30, 2009, which the Company’s management had identified as being the most current financial statements and other financial information available;

•	discussed with the Company’s management the business, financial outlook and prospects for the Company;

•	reviewed certain other business, financial and other information relating to the Company provided to or discussed with Lincoln International by the Company’s management;

•	reviewed a liquidation analysis performed by the Company’s management, and compared the results of that analysis with the financial terms of the Asset Sale;

•	reviewed certain stock trading, financial and other information for the Company and compared that data and information with certain stock trading, financial and corresponding data and information for companies with publicly traded securities that Lincoln International deemed relevant;

•	reviewed estimates and assumptions made by the Company’s management with respect to the assets not included in the Asset Sale (including as to the values of those assets); and

•	considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that Lincoln International deemed relevant.
          Lincoln International provided its advisory services and opinion solely for the information and assistance of the Board in connection with its consideration of the Asset Sale. Lincoln International’s opinion (a) does not address the merits of the underlying business decision to enter into the Asset Sale or the merits of any alternative transaction, (b) was not intended as, and was and is not, a recommendation as to how the Board should act with respect to any matters relating to the Asset Sale, (c) was not intended as, and was and is not, a recommendation as to how any holder of the Company’s stock should vote or act in connection with the proposed Asset Sale, and (d) does not indicate that the consideration received is the best possible consideration attainable under any circumstances. Further, Lincoln International’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Lincoln International as of, the date of its opinion. Lincoln International assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of the opinion.

          In preparing its opinion, Lincoln International relied upon and assumed the accuracy and completeness of all of the financial, accounting, legal, tax and other information Lincoln International reviewed, and Lincoln International did not assume any responsibility for the independent verification of any of that information. With respect to the financial forecasts provided to or discussed with Lincoln International by the Company’s management and the unaudited financial statements and other financial information prepared and provided to Lincoln International by the Company’s management, Lincoln International assumed that they were reasonably prepared in good faith on a basis reflecting the best currently available estimates and judgments of the Company’s management. Lincoln International assumed no responsibility for the assumptions, estimates and judgments on which such forecasts and interim financial statements and other financial information were based.
          With regard to the information provided to Lincoln International, and representations made to Lincoln International, by or on behalf of the Company, Lincoln International assumed that such information and representations were accurate and complete, based in part upon the assurances of the members of the Company’s management that they were unaware of any facts or circumstances that would make such information or representations materially inaccurate, incomplete or misleading. Lincoln International also assumed that there has been no material change in the assets, liabilities, business, condition (financial or otherwise), results of operations or prospects of the Company since the date of the most recent financial statements made available to Lincoln International. With the Company’s consent, Lincoln International also assumed that, in the course of obtaining any necessary regulatory and third party consents, approvals and agreements for the Asset Sale, no modification, delay, limitation, restriction or condition would be imposed that would have an adverse effect on the Company or the Asset Sale and that the Asset Sale will be consummated in accordance with the terms of the Purchase Agreement, without waiver, modification or amendment of any term, condition or agreement therein that is material to Lincoln International’s analysis. The Company’s management advised Lincoln International, and Lincoln International further assumed that the final terms of the Purchase Agreement would not vary materially from those set forth in the January 27, 2010 draft reviewed by Lincoln International.
          Lincoln International assumed, based on discussions with the Company’s management, that the business, results of operations, prospects and financial condition of the Company (including its ability to operate as a going concern on a stand-alone basis) were deteriorating significantly, as they were being negatively impacted by the poor economic conditions prevailing in the Company’s core markets of Phoenix, Arizona and Las Vegas, Nevada (the “Core Markets”).
          In particular, Lincoln International assumed the following facts relating to the Company’s liquidity as of January 29, 2010:
•	the liquidity position of the Company is severely strained due in large part to continuing low levels of construction activity in the Core Markets, and that the Company might have insufficient unrestricted cash on hand to meet its needs in the near term;

•	the Company had a limited amount of unencumbered assets available as collateral for any financings that the Company might seek to obtain on an immediate basis;

•	as a result of general market conditions and matters specific to the Company, the Company was then not able to raise capital, through the capital markets or otherwise, in amounts sufficient for its needs, and this inability to raise capital would continue for the foreseeable future;

•	the Company projected substantial losses for fiscal year 2010, which would put significant strain on the Company’s ability to maintain its capital position in the near term in light of difficulties the Company faced in obtaining financing and accessing the capital markets;

•	because the Company was then in default under its loan and security agreement with Wells Fargo Equipment Finance, Inc. (“WFE”), WFE was entitled to accelerate the payment requirements thereunder, and the Company would not have sufficient liquidity to satisfy such payment requirements; in such case, unless the Company could refinance the debt (which the Company has no basis for believing it could do), WFE could seize the Company’s equipment, which would result in an immediate threat to the Company’s ability to continue as a going concern; and

•	absent entering into a definitive transaction (such as the Asset Sale) that would relieve the Company of the need for sources of substantial ongoing liquidity and funding, the Company would soon commence the liquidation of all or certain assets of the Company, or would soon be required to seek protection under applicable bankruptcy laws.
          The following is a summary of the material financial analyses reviewed by Lincoln International with the Board in connection with rendering its opinion. The following summary, however, does not purport to be a complete description of the financial analyses performed by Lincoln International, nor does the order of analyses described represent relative importance or weight given to those analyses by Lincoln International. Except as otherwise noted, any quantitative information set forth below, to the extent that it is based on market data, is based on market data as it existed on or before January 27, 2010, and is not necessarily indicative of current market conditions.
Summary of Financial Analyses
          Liquidation Analysis
          Lincoln International does not customarily, nor did it in the case of Ready Mix, determine liquidation values or make any independent evaluation or appraisal of assets or liabilities. However, liquidation was one possibility among the strategic alternatives available to the Company. Thus Lincoln International reviewed the liquidation analysis prepared solely by the Company’s management. The Company’s liquidation analysis estimated a range of prospective liquidation values of the Company based on balance sheet information as of November 30, 2009 and, in certain cases, recent appraisals obtained by the Company. This liquidation analysis was performed on both an orderly liquidation basis and a forced liquidation basis, and the components listed below represent an orderly liquidation analysis:
The following values of the Company’s assets were included by the Company in its liquidation analysis:
•	the value of the Company’s cash and cash equivalents, which the Company determined was approximately $1.6 million;

•	the value of the Company’s accounts receivable, which was estimated by the Company to be approximately $1.6 million to $2.5 million;

•	the value of the Company’s inventories, which was estimated by the Company to be approximately $0.6 million to $0.8 million;

•	the value of the Company’s property and equipment (not including the Company’s headquarters building), which was estimated by the Company to be approximately $12.2 million to $17.0 million;

•	the value of the Company’s headquarters building (net of mortgage debt), which was estimated by the Company to be approximately $0 to $0.4 million;

•	the value of the Company’s income tax receivable, which the Company determined was approximately $1.0 million;

•	the value of the Company’s refundable deposits, which the Company determined was approximately $0.1 million; and

•	the value of the Company’s receivable from the Majority Stockholder, which the Company determined was approximately $20,000.
The following values of the Company’s liabilities were deducted by the Company from the aggregate value of the included assets for purposes of the liquidation analysis:
•	the value of the Company’s accounts payable, which was determined by the Company to be approximately $1.4 million;

•	the value of the Company’s accrued liabilities, which was determined by the Company to be approximately $0.8 million; and

•	the value of the Company’s notes payable (not including the mortgage debt on the headquarters building), which was determined by the Company to be approximately $5.2 million.
          The total professional costs incurred in connection with the liquidation of the Company were estimated by the Company to be $1 million in excess of estimated fees to complete the Asset Sale. In addition, severance costs for certain members of the Company’s management were estimated by the Company to be in a range of $0.4 million to $0.6 million.
          After performing the calculations listed above, the total cash that might be generated in an orderly liquidation of Ready Mix was estimated by the Company to be approximately $8.2 million to $14.3 million.
          After reviewing the Company’s orderly liquidation analysis, Lincoln International applied a 30% discount to the orderly liquidation value in order to estimate a forced liquidation value for the Company. Such discount represented Lincoln International’s estimate to account for the reduction in realizable value as a result of trying to dispose of the assets in a short period of time. This estimated forced liquidation value was in a range of $5.8 million to $10 million.
          The orderly liquidation and the forced liquidation value ranges were compared by Lincoln International to the equity value range implied by the Asset Sale, with such equity value range being from $9.7 million to $11.0 million. Such equity value range was calculated by adding to the amount of Skanon’s cash payment a range of values for the Company’s retained headquarters building and a range of potential retained cash as described in the Purchase Agreement and by subtracting the value of the retained mortgage on the Company’s headquarters building.
          Selected Publicly Traded Companies Analysis
          Lincoln International reviewed certain publicly available financial information and stock market information for certain publicly traded companies in the building materials industry that Lincoln International deemed relevant. The group of publicly traded companies reviewed is listed below.
Selected Public Companies:
•	Continental Materials Corporation

•	US Concrete Inc.
Other Public Building Material Providers:

•	Cemex, S.A.B. de C.V.

•	CRH plc

•	Eagle Materials Inc.

•	HeidelbergCement AG

•	Holcim Ltd.

•	Lafarge SA

•	Martin Marietta Materials Inc.

•	MDU Resources Group Inc.

•	Monarch Cement Company

•	Texas Industries Inc.

•	Vulcan Materials Company
          Lincoln International chose these companies based on a review of publicly traded companies that possessed general business, operating and financial characteristics representative of companies in the building materials industry. Lincoln International noted that none of the companies reviewed is identical to Ready Mix or the industry in which the Company operates and that, accordingly, the analysis of such companies necessarily involves complex considerations and judgments concerning differences in the business, operating and financial characteristics of each company and other factors that affect the public market values of such companies.
          While Lincoln International considered all of the publicly traded companies in its overall analysis, it focused its review of public company valuation multiples on the valuation multiples of the selected public companies listed above, Continental Materials Corporation and U.S. Concrete Inc. Those two companies were selected because they are more comparable to the Company in terms of size and business operations than the other identified public building materials providers. Such valuation multiples were considered particularly relevant by Lincoln International due to certain similarities between the Company and the selected public companies.
          For each company, Lincoln International calculated the “equity value” (defined as the closing market price per share multiplied by the company’s common stock outstanding). In addition, Lincoln International calculated the “enterprise value” (defined as the equity value plus the book value (or, in one case, the market value) of the company’s total debt, preferred stock and minority interests, less cash, cash equivalents and marketable securities). Lincoln International also analyzed operating statistics including (a) last twelve months (“LTM”) revenue, (b) LTM earnings before interest, taxes, depreciation and amortization (“EBITDA”), (c) LTM EBITDA margin (LTM EBITDA divided by LTM revenue), (d) book value and (e) tangible book value (book value excluding intangible assets). Lincoln International then calculated the multiples of each company’s enterprise value to its LTM revenue. Although Lincoln International also calculated (a) equity value to book value and (b) equity value to tangible book value multiples, Lincoln International did not place significant weight on such multiples because of Lincoln International’s reliance instead on the previously discussed liquidation analysis.

Ready Mix Information
LTM Revenue (through November 30, 2009)	$28.6 million

          Lincoln International then compared the enterprise value to LTM revenue multiple implied in the transaction with the corresponding trading multiples for the selected companies. Stock market and historical financial information for the selected companies was based on publicly available information as of January 27, 2010, and projected financial information was based on publicly available research reports as of such date.
The results of the selected public companies analysis is summarized as follows:

Selected
	Companies Range	The Asset Sale
Enterprise value / LTM Revenue	0.25x — 0.35x	0.44x — 0.49x
          As a result of the enterprise value to LTM revenue multiple, the selected publicly traded companies analysis indicated an estimated equity value for the Company of $2.2 million to $5.1 million. The estimated equity value range for the Company resulting from the selected publicly traded companies analysis was compared by Lincoln International to the equity value range implied by the Asset Sale, with such equity value range being from $9.7 million to $11.0 million.
          Selected Transactions Analysis
          Lincoln International reviewed certain publicly available financial information concerning completed or pending acquisition transactions that Lincoln International deemed relevant. Lincoln International gave initial consideration to over 500 transactions as part of its analysis; however, the recent upheaval in the financial markets and the negative trends in the building materials industry had limited acquisition activity for companies similar to the Company. Accordingly, Lincoln International reviewed only nine acquisition transactions deemed most relevant to the Company in the selected transactions analysis.
          Lincoln International reviewed the consideration paid in such transactions in terms of the enterprise value of such transactions as a multiple of revenues for the LTM period prior to the announcement of such transactions. Such analysis of selected acquisitions resulted in a median multiple of 0.49x for enterprise value to LTM revenues. In contrast, the implied purchase multiples for the Company were from 0.44x to 0.49x for enterprise value to LTM revenues.
          Lincoln International chose these acquisition transactions based on a review of completed and pending transactions involving target companies that possessed general business, operating and financial characteristics representative of companies in the building materials industry that Lincoln International deemed relevant. Lincoln International noted that none of the acquisition transactions or subject target companies reviewed was identical to the Company and that, accordingly, the analysis of such acquisition transactions necessarily involved complex considerations and judgments concerning differences in the business, operating and financial characteristics of each subject target company and each acquisition transaction and other factors that affected the values implied in such acquisition transactions.

          Discounted Cash Flow Analysis and Leveraged Buyout Analysis
          While discounted cash flow and leveraged buyout analyses are both commonly used valuation methodologies, Lincoln International did not employ such analyses for the purposes of its opinion. These analyses are most appropriate for companies that exhibit relatively steady or somewhat predictable streams of future cash flows. Given that the Company’s current operating results are not cash flow positive and the Company’s management was uncertain in estimating both the future cash flows and a sustainable long-term growth rate for the Company, Lincoln International considered both a discounted cash flow analysis and a leveraged buyout analysis inappropriate for the Company.
          As noted above, the foregoing summary does not purport to be a complete description of the analyses performed by Lincoln International or its presentations to the Board and is qualified in its entirety by reference to the written opinion of Lincoln International attached as Exhibit A to this Information Statement. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Lincoln International’s opinion. In arriving at its fairness determination, Lincoln International considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Lincoln International made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses.
          Miscellaneous
          Lincoln International prepared the analyses described above for the purpose of providing its opinion to the Board as to the fairness from a financial point of view to the Company of the consideration to be received by the Company pursuant to the Purchase Agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold.
          As described above, Lincoln International’s opinion to the Board was one of many factors taken into consideration by the Board in making its determination to approve the Purchase Agreement.
          Lincoln International and its affiliates provide a range of investment banking and financial services and, in that regard, Lincoln International and its affiliates may in the future provide investment banking and other financial services to the Company, the Majority Stockholder and their respective affiliates for which Lincoln International and its affiliates would expect to receive compensation.
          Lincoln International has acted as financial advisor to the Company in connection with the Asset Sale and will receive approximately $600,000 from the Company for its services, $50,000 of which has been paid, $200,000 of which became payable upon Lincoln International’s rendering its opinion, and $350,000 of which is contingent upon the consummation of the Asset Sale. In addition, the Company has agreed to indemnify Lincoln International and certain related parties against certain liabilities, and to reimburse Lincoln International for certain expenses arising in connection with or as a result of its engagement.
Accounting Treatment of the Asset Sale
          The Asset Sale will be accounted for as a sale of assets transaction. At the closing of the Asset Sale, any excess in the purchase price received by the Company, less transaction expenses, over the net book value of the net assets sold will be recognized as a gain.
REASONS WE USED STOCKHOLDER CONSENT AS OPPOSED TO SOLICITATION OF
STOCKHOLDER APPROVAL VIA PROXY STATEMENT AND SPECIAL MEETING
          The sale of substantially all of the assets of the Company cannot proceed under the NRS until stockholder approval is obtained and effective. Stockholder approval could have been obtained by us in one of two ways: (1) by the dissemination of a proxy statement and subsequent majority vote in favor of the actions at a stockholders’ meeting called for such purpose, or (2) by a written consent of the holders of a majority of our voting securities. In connection with the execution of the Purchase Agreement, on January 29, 2010, the Majority Stockholder, in its capacity as the holder of a majority of the outstanding shares of our common stock, entered into the Voting Agreement with Skanon. Pursuant to the terms of the Voting Agreement, the Majority Stockholder agreed to vote or give written consent with respect to any Majority Shares in favor of adoption of the Purchase Agreement and approval of the Asset Sale. The Majority Stockholder may materially breach or terminate the Voting Agreement with or without cause at any time and without penalty, and consequently could determine not to vote or give written consent in favor of adoption of the Purchase Agreement and approval of the Asset Sale. We anticipate that the Majority Stockholder will, by written consent, adopt the Purchase Agreement and approve the Asset Sale on or before April 30, 2010 in accordance with the terms of the Voting Agreement. However in accordance with Rule 14c-2(b) of the Exchange Act, the closing of the Asset Sale is not permitted to take place until 20 calendar days after this Information Statement has been sent to all of our stockholders giving them notice of and informing them of the actions that we anticipate will be adopted and approved by the Majority Stockholder’s written consent.
          Given that we anticipate that the Majority Stockholder will adopt and approve, by written consent, the Purchase Agreement and the Asset Sale, we determined that it would be a more efficient use of limited corporate resources to forego the dissemination of a proxy statement and subsequent majority vote in favor of the actions at a stockholders’ meeting called for such a purpose, and rather proceed through the written consent of the Majority Stockholder, the holder of a majority of our voting securities. Spending the additional corporate time, money and other resources required by the proxy and meeting approach would have been potentially wasteful and, consequently, detrimental to completing the consummation of the Asset Sale in a manner that is timely and efficient for us and our stockholders.
DISSENTER’S RIGHT OF APPRAISAL
          Under the NRS, the Company’s stockholders are not entitled to dissenters’ rights with respect to the proposed Asset Sale, and the Company will not independently provide the Company’s stockholders with dissenters’ rights.
INCORPORATION OF FINANCIAL INFORMATION
          Our Annual Report on Form 10-K for the year ended December 31, 2008, and our Quarterly Reports on Forms 10-Q for the quarters ended March 31, June 30 and September 30, 2009 as filed with the SEC are incorporated in their entirety by reference into this Information Statement. We will provide, without charge, to each stockholder as of the Record Date, upon the written or oral request of the stockholder and by first class mail or other equally prompt means within one business day of our receipt of such request, additional copies of the Annual Report and the Quarterly Reports that we have incorporated by reference into this Information Statement, as well as all amendments thereto, including financial statements and schedules as filed with the SEC. Stockholder should direct the written requests to Ready Mix, Inc., 4602 East Thomas Road, Phoenix, Arizona 85018, Attention: Robert A. DeRuiter.
INTEREST OF CERTAIN OFFICERS OF THE COMPANY IN THE ASSET SALE
          On April 6, 2009, the board of directors appointed David D. Doty as the Company’s Chief Financial Officer, Secretary, Treasurer and Principal Accounting Officer. In connection with Mr. Doty’s appointment, the Company and Mr. Doty entered into an Award Agreement dated as of April 7, 2009 (the “Doty Award Agreement”) pursuant to which the Company agreed to pay Mr. Doty a lump sum cash transaction bonus equal to a formula based upon Mr. Doty’s current annual salary and the amount of proceeds received by the Company’s stockholders upon the closing of certain transactions described in the Doty Award Agreement. Based on the formula set forth in the Doty Award Agreement, the Asset Sale will not trigger payment of the transaction bonus to Mr. Doty.

          On April 7, 2009, the Company and Nicole Smith, the Company’s Controller, entered into an Award Agreement dated as of April 7, 2009 (the “Smith Award Agreement”) pursuant to which the Company agreed to pay Ms. Smith a lump sum cash transaction bonus equal to a formula based upon Ms. Smith’s current annual salary and the amount of proceeds received by the Company’s stockholders upon the closing of certain transactions described in the Smith Award Agreement. Based on the formula set forth in the Smith Award Agreement, the Asset Sale will not trigger payment of the transaction bonus to Ms. Smith.
          On April 7, 2009 the Company and Robert A. DeRuiter, the Company’s President, entered into a Severance and Award Agreement (the “DeRuiter Award Agreement”) pursuant to which the Company agreed to pay Mr. DeRuiter (1) a lump sum cash severance payment equal to Mr. DeRuiter’s current annual salary if Mr. DeRuiter’s employment with the Company is terminated without cause in connection with a sale of the Company, including a sale of substantially all of the Company’s assets, and (2) a lump sum cash transaction bonus equal to a formula based upon Mr. DeRuiter’s current annual salary and the amount of proceeds received by the Company’s stockholders upon the closing of certain transactions described in the DeRuiter Award Agreement. The consummation of the Asset Sale may trigger payment of the severance payment to Mr. DeRuiter. However, based on the formula set forth in the DeRuiter Award Agreement, the Asset Sale will not trigger payment of the transaction bonus to Mr. DeRuiter.
          On April 7, 2009 the Company and Michael Ramsey, the Company’s General Manager for its Nevada operations, entered into a Severance and Award Agreement (the “Ramsey Award Agreement”) pursuant to which the Company agreed to pay Mr. Ramsey (1) a lump sum cash severance payment equal to Mr. Ramsey’s current annual salary if Mr. Ramsey’s employment with the Company is terminated without cause in connection with a sale of the Company, including a sale of substantially all of the Company’s assets, and (2) a lump sum cash transaction bonus equal to a formula based upon Mr. Ramsey’s current annual salary and the amount of proceeds received by the Company’s stockholders upon the closing of certain transactions described in the Ramsey Award Agreement. The consummation of the Asset Sale may trigger payment of the severance payment to Mr. Ramsey. However, based on the formula set forth in the Ramsey Award Agreement, the Asset Sale will not trigger payment of the transaction bonus to Mr. Ramsey.
          Bradley E. Larson, the Company’s Chief Executive Officer and David D. Doty, the Company’s Chief Financial Officer, are officers of the Majority Stockholder.
REGULATORY MATTERS
          No United States federal or state regulatory requirements must be complied with or approvals obtained as a condition of the proposed Asset Sale other than the federal securities laws.
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE ASSET SALE
          We intend the following discussion to provide only a general summary of certain U.S. federal income tax consequences of the Asset Sale to the Company and its stockholders. Stockholders should consult their own tax advisors as to the U.S. federal income tax consequences, as well as the effects of state, local and non-U.S. tax laws. This summary does not address the treatment of stockholders under the laws of any state, local or foreign taxing jurisdiction.
          This discussion describes certain U.S. federal income tax consequences of the Asset Sale. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended, existing and proposed Treasury regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences as described herein. This discussion is limited to U.S. corporations, U.S. trusts and estates, and U.S. residents and citizens that hold their shares as capital assets for U.S. federal income tax purposes (generally, assets held for investment). This discussion does not address all of the tax consequences that may be relevant to a particular person or the tax consequences that may be relevant to persons subject to special treatment under U.S. federal income tax laws (including, among others, tax-exempt organizations, dealers in securities or foreign currencies, banks, insurance companies, financial institutions or persons that hold their Company stock as part of a hedge, straddle, constructive sale or conversion transaction, persons whose functional currency is not the U.S. dollar, persons that are, or hold their Company stock through, partnerships or other pass-through entities, or persons who acquired their Company stock through the exercise of an employee stock option or otherwise as compensation). In addition, this discussion does not address any aspects of state, local, non-U.S. taxation or U.S. federal taxation other than income taxation.
          The following discussion presents the opinion of the Company. No ruling has been requested from the Internal Revenue Service (the “IRS”) with respect to the anticipated tax treatment of the Asset Sale, and no assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below. Furthermore, the Company will not seek an opinion of counsel with respect to the anticipated tax treatment of the Asset Sale. If any of the conclusions stated herein proves to be incorrect, the result could be increased taxation at the corporate and/or stockholder level.
Consequences to the Company
          For U.S. federal income tax purposes, the Company will recognize gain or loss on the disposition of each of its assets pursuant to the Asset Sale in an amount equal to the difference between the portion of the total purchase price allocable to such asset and the Company’s adjusted tax basis in such asset. Any gain recognized by the Company from the Asset Sale may be offset by other tax attributes of the Company such as net operating losses or tax credits to the extent they are available and allowed by the U.S. federal tax laws. The Company has not evaluated the adjusted tax basis of its assets for purposes of the Asset Sale and therefore is not able to fully analyze the tax treatment of the transaction to determine if any gain will be realized in the transaction. Due to inadequate current information with respect to the Company’s tax basis in its assets as well as the potential adjustments to the Purchase Price, the Company is unable to provide additional disclosure in this report with respect to the U.S. Federal income tax consequences of the Asset Sale.
Consequences to Stockholders
          The Asset Sale will not produce any separate and independent tax consequences to our stockholders. However, upon distributions of any amounts (whether in cash or in kind) to the Company’s stockholders, the stockholders will recognize income and potentially be subject to the payment of income tax at that time.
          THE FOREGOING SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IS INCLUDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL ADVICE TO ANY STOCKHOLDER OF THE COMPANY.
STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
          The table below sets forth, as of January 29, 2010, information concerning the holdings of our common stock by (i) each person who is known by the Company, based solely on review of filings with the SEC pursuant to Section 13(d) or 13(g) of the Exchange Act, to beneficially own more than 5% of the Company’s common stock and (ii) by each director, named executive officer, and by all directors and executive officers as a group.

Name
and
Address
of		Percent
Beneficial		of Class
Owner	Amount and Nature of Beneficial Ownership (1)	(1)
Meadow Valley Parent Corp. (3)	2,645,212	69.4%
Bradley E. Larson (2)	20,083	1.0
David D. Doty (7)	16,750	*
Robert A. De Ruiter (4)	54,568	1.4%
Kenneth D. Nelson (2)	21,083	1.0%
Charles E. Cowan (5)	30,083	1.0%
Charles R. Norton (5)	30,083	1.0%
Dan H. Stewart (5)	30,083	1.0%
Gary A. Agron (6)	26,750	1.0%
All executive officers and directors as a group (eight persons)	229,483	6.0%

*	Less than 1%.

(1)	Beneficial ownership includes direct and indirect ownership of shares of our common stock, including rights to acquire beneficial ownership of shares upon the exercise of stock options exercisable as of January 29, 2010 and that would become exercisable within 60 days of such date. To our knowledge and unless otherwise indicated, each stockholder listed above has sole voting and investment power over the shares listed as beneficially owned by such stockholder, subject to community property laws where applicable. Percentage of ownership is based on 3,809,500 shares of our common stock outstanding as of January 29, 2010 and options exercisable within 60 days thereafter. Unless otherwise indicated, all stockholders listed below have an address in care of our principal executive offices which is located at 4602 East Thomas Road, Phoenix, Arizona 85018.

(2)	Includes 20,083 shares of our common stock issuable upon exercise of outstanding options that are vested within 60 days of January 29, 2010.

(3)	The address for this stockholder is Insight Equity Holdings LLC, c/o Insight Equity Management Company LLC, 1400 Civic Place, Suite 250, Southlake, TX 76092. According to the Schedule 13D filed on March 13, 2009, the following individuals and entities may be deemed beneficial owners of all or a portion of these securities: Meadow Valley Parent Corp, Meadow Valley Solutions LLC, Meadow Valley Resources LLC, Meadow Valley Holdings LLC, Insight Equity I LP, Insight Equity GP I LP, Insight Equity Holdings I LLC, Insight Equity Holdings LLC, Bradley E. Larson, Kenneth D. Nelson and Robert W. Bottcher.

(4)	Includes 53,958 shares of our common stock issuable upon exercise of outstanding options that are vested within 60 days of January 29, 2010.

(5)	Includes 30,083 shares of our common stock issuable upon exercise of outstanding options that are vested within 60 days of January 29, 2010.

(6)	Includes 26,750 shares of our common stock issuable upon exercise of outstanding options that are vested within 60 days of January 29, 2010.

(7)	Includes 16,750 shares of our common stock issuable upon exercise of outstanding options that are vested within 60 days of January 29, 2010
          On February 2, 2009, Meadow Valley Corporation, the then holder of 69.4% of the issued and outstanding shares of our common stock (the “Ready Mix Shares”), consummated the merger transaction (the “Merger”) contemplated by the Agreement and Plan of Merger, dated as of July 28, 2008 (the “Merger Agreement”), among Meadow Valley Corporation, the Majority Stockholder and Phoenix Merger Sub, Inc., a wholly-owned subsidiary of the Majority Stockholder (“Merger Sub”). As a result of the Merger, Merger Sub merged with and into Meadow Valley Corporation, with Meadow Valley Corporation continuing as the surviving entity and wholly-owned subsidiary of the Majority Stockholder. Immediately following the Merger, on February 2, 2009, Meadow Valley Corporation affected a dividend of the Ready Mix Shares to the Majority Stockholder. The aggregate purchase price paid for all of the outstanding shares of common stock of the Company (other than certain shares held by members of management) was approximately $56.5 million. These events resulted in a change in control of the Company.
          Based on a Schedule 13D filed by the Majority Stockholder, among others, on February 5, 2009, the Majority Stockholder pledged the Ready Mix Shares to LBC Credit Partners II, L.P., as agent (“Agent”), as security for a portion of the debt financing obtained in connection with the Merger pursuant to a Pledge Agreement dated February 2, 2009 (the “Pledge Agreement”). The pledge of the Ready Mix Shares includes all rights associated with the ownership of the Ready Mix Shares, including the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Ready Mix Shares. In the event the Agent exercises its rights under the Pledge Agreement to take ownership of the Ready Mix Shares, a change in control of the Company could occur.
DISTRIBUTION OF INFORMATION STATEMENT
          We will pay the costs of distributing this Information Statement. This distribution will be made by mail.
          Only one Information Statement is mailed to multiple stockholders sharing the same address unless the Company receives contrary instructions from one or more of the stockholders. The Company will deliver promptly upon written or oral request a separate copy of the Information Statement to a stockholder at a shared address to which a single copy was delivered. If a stockholder wishes to receive a separate copy of the Information Statement, please send such request to the Company at 4602 East Thomas Road, Phoenix, Arizona 85018, Telephone (602) 957-2722.
WHERE TO OBTAIN MORE INFORMATION
          We are subject to the informational reporting requirements of the Exchange Act and file reports, proxy statements and other information required under the Exchange Act with the SEC. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of such materials and information from the SEC can be obtained at existing published rates from the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. The SEC also maintains a site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC which may be downloaded free of charge. A copy of the Purchase Agreement is attached as Exhibit 10.1 to the Current Report on Form 8-K, filed with the SEC on February 1, 2010.

Exhibit A

Chicago | Frankfurt | London Los Angeles | Madrid | New York Paris | Tokyo | Vienna

Lincoln International LLC
500 West Madison Street
Suite 3900
Chicago, IL 60661

tel 312.580.8339
fax 312.580.8317
www.lincolninternational.com
January 29, 2010
Board of Directors
Ready Mix, Inc.
4602 E. Thomas Road
Phoenix, AZ 85018
Members of the Board of Directors:
     The Board of Directors (the “Board”) of Ready Mix, Inc. (the “Company”) has requested that Lincoln International LLC (“we,” “us,” or “Lincoln”) render an opinion (this “Opinion”) as to the fairness, from a financial point of view, to the Company of certain consideration to be received by the Company in the proposed transaction (the “Proposed Transaction”) pursuant to an Asset Purchase Agreement to be entered into between Skanon Investments Inc. (the “Buyer”) and the Company (the “Asset Purchase Agreement”). The Proposed Transaction involves the purchase by the Buyer of substantially all of the operating assets of the Company for total consideration of $9,750,000 in cash (the “Consideration”) and the assumption of certain liabilities of the Company (such liabilities, together with the purchased assets, the “Transferred Assets and Liabilities”). The Transferred Assets and Liabilities include the following assets: (a) owned real property and leased real property (excluding the Company’s headquarters building in Phoenix, Arizona), (b) tangible personal property, (c) intellectual property, (d) leases and sub-leases, (e) certain assumed contracts, (f) accounts and notes receivable (including the approximate $982,000 income tax receivable), (g) securities, (h) claims and rights to payment, (i) permits and other rights obtained from governmental authorities, (j) books, records, ledgers and documents, (k) cash and cash equivalents (except for the Retained Seller Cash (as defined in the Asset Purchase Agreement)), and (l) customer lists. The Transferred Assets and Liabilities include the following liabilities subject to specified exceptions: (a) liabilities set forth on the Company’s September 30, 2009 balance sheet, (b) liabilities arising after September 30, 2009 in the ordinary course of business, (c) excise, sales, use, occupancy, gross receipts, ad valorem, real and personal property taxes incurred in the ordinary course of business and arising prior to the closing of the Proposed Transaction, (d) liabilities arising from assumed contracts from and after the closing, (e) any obligation to provide COBRA coverage to any current or former employee of the Company after the closing, and (f) other liabilities as set forth on Schedule 2.3 to the Asset Purchase Agreement.
     We are acting as financial advisor to the Company in connection with the Proposed Transaction and will receive a customary fee from the Company for our services, a portion of which has been paid, a portion of which is payable upon our rendering this Opinion, and a significant portion of which is contingent upon the consummation of the Proposed Transaction. The portion of our fee which is payable upon our rendering this Opinion is not contingent upon either the conclusion reached herein or the consummation of the Proposed Transaction. In addition, you have agreed to indemnify us and certain related parties against certain liabilities, and to reimburse us for certain expenses, arising in connection with or as a result of our engagement. We and our affiliates provide a range of investment banking and financial services and, in that regard, we and our affiliates may in the future provide investment banking and other financial services to the Company, the Buyer and their respective affiliates for which we and our affiliates would expect to receive compensation.
Lincoln International LLC is a registered broker-dealer in the United States and regulated by the Financial Industry Regulatory Authority (FINRA).

Board of Directors Ready Mix, Inc. January 29, 2010 Page 2 of 5
In arriving at this Opinion, we have, among other things:
     (i) discussed with management of the Company the level of response received following the press release issued by the Company on June 17, 2009 stating that the Company would explore strategic alternatives to enhance shareholder value;
     (ii) reviewed with management of the Company the comprehensive auction process conducted by Lincoln to a broad set of prospective strategic and financial buyers of the Company and/or its assets, as well as other expressions of interest received by Lincoln, which did not result in any credible alternatives to the Proposed Transaction;
     (iii) reviewed a draft of the Asset Purchase Agreement dated January 27, 2010;
     (iv) reviewed the Company’s Annual Reports on Form 10-K filed with the United States Securities and Exchange Commission (the “SEC”) for the year ended December 31, 2008, and unaudited interim financial statements included in the Company’s quarterly reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2009;
     (v) reviewed the unaudited interim financial statements for the month ended November 30, 2009, which management of the Company has identified as being the most current financial statements and other financial information available;
     (vi) discussed with certain members of the Company’s management the business, financial outlook and prospects for the Company;
     (vii) reviewed certain other business, financial and other information relating to the Company provided to or discussed with us by management of the Company;
     (viii) reviewed a liquidation analysis performed by management of the Company, and compared the results of that analysis with the financial terms of the Proposed Transaction;
     (ix) reviewed certain stock trading, financial and other information for the Company and compared that data and information with certain stock trading, financial and corresponding data and information for companies with publicly traded securities that we deemed relevant;
     (x) reviewed estimates and assumptions made by management of the Company with respect to the assets not included in the Transferred Assets and Liabilities (including as to the values thereof); and
     (xi) considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that we deemed relevant.
     We have been informed by management of the Company that the business, results of operations, prospects and financial condition of the Company (including its ability to operate as a going concern on a stand-alone basis) are deteriorating significantly, as they are being negatively

Board of Directors Ready Mix, Inc. January 29, 2010 Page 3 of 5
impacted by the poor economic conditions currently prevailing in the Company’s core markets of Phoenix, Arizona and Las Vegas, Nevada (the “Core Markets”).
In particular, management of the Company has informed us that:
          (i) the liquidity position of the Company is severely strained due in large part to continuing low levels of construction activity in the Core Markets, and that the Company may have insufficient unrestricted cash on hand to meet its needs in the near term;
          (ii) the Company has a limited amount of unencumbered assets available as collateral for any financings that the Company may seek to obtain on an immediate basis;
          (iii) as a result of general market conditions and matters specific to the Company, the Company presently is not able to raise capital, through the capital markets or otherwise, in amounts sufficient for its needs, and this inability to raise capital will continue for the foreseeable future;
          (iv) the Company projects substantial losses for fiscal year 2010, which will put significant strain on the Company’s ability to maintain its capital position in the near term in light of difficulties the Company faces in obtaining financing and accessing the capital markets;
          (v) because the Company is in default under its loan and security agreement with Wells Fargo Equipment Finance, Inc. (“WFE”), WFE is entitled to accelerate the payment requirements thereunder, and the Company would not have sufficient liquidity to satisfy such payment requirements; in such case, unless the Company could refinance the debt (which the Company has no basis for believing it could do), WFE could seize the Company’s equipment, which would result in an immediate threat to the Company’s ability to continue as a going concern; and
          (vi) absent entering into a definitive transaction (such as the Proposed Transaction) that would relieve the Company of the need for sources of substantial ongoing liquidity and funding, the Company would soon commence the liquidation of all or certain assets of the Company, or would soon be required to seek protection under applicable bankruptcy laws.
     In preparing the Opinion, we have relied upon and assumed the accuracy and completeness of all of the financial, accounting, legal, tax and other information we reviewed, and we have not assumed any responsibility for the independent verification of any of such information. With respect to the financial forecasts provided to or discussed with us by management of the Company and the unaudited financial statements and other financial information prepared and provided to us by management of the Company, we have assumed that they were reasonably prepared in good faith on a basis reflecting the best currently available estimates and judgments of management of the Company. We assume no responsibility for the assumptions, estimates and judgments on which such forecasts and interim financial statements and other financial information were based. In addition, we were not requested to make, and did not make, an independent evaluation or appraisal of the Company’s solvency or of any of the Transferred Assets and Liabilities or any other assets or liabilities (contingent, derivative, off-balance sheet or otherwise) of the Company. This Opinion should not be construed as a valuation opinion, credit rating, solvency opinion, as an analysis of the Company’s credit worthiness or as tax or accounting advice.

Board of Directors Ready Mix, Inc. January 29, 2010 Page 4 of 5
     With regard to the information provided to us, and representations made to us, by or on behalf of the Company, we have assumed that such information and representations are accurate and complete, based in part upon the assurances of the members of management of the Company that they are unaware of any facts or circumstances that would make such information or representations materially inaccurate, incomplete or misleading. We have also assumed that there has been no material change in the assets, liabilities, business, condition (financial or otherwise), results of operations or prospects of the Company since the date of the most recent financial statements made available to us. With your consent, we have also assumed that, in the course of obtaining any necessary regulatory and third party consents, approvals and agreements for the Proposed Transaction, no modification, delay, limitation, restriction or condition will be imposed that will have an adverse effect on the Company or the Proposed Transaction and that the Proposed Transaction will be consummated in accordance with the terms of the Asset Purchase Agreement, without waiver, modification or amendment of any term, condition or agreement therein that is material to our analysis. Management of the Company has advised us, and we further have assumed, that the final terms of the Asset Purchase Agreement will not vary materially from those set forth in the draft reviewed by us. The Opinion is necessarily based on financial, economic, market and other conditions as they exist on and the information made available to us as of the date hereof. Although subsequent developments may affect the Opinion, we do not have any obligation to update, revise or reaffirm this Opinion.
     It is understood that this letter is for the exclusive use and benefit of the Board in connection with the Proposed Transaction. However, this Opinion may be included in its entirety in any proxy statement distributed to shareholders of the Company in connection with the Proposed Transaction or other document required by law or regulation to be filed with the SEC in connection therewith, and the Company may summarize or otherwise reference the existence of the Opinion in such documents; provided that any such summary or reference language shall be subject to our prior approval, which shall not be unreasonably withheld. Except as described above, this Opinion may not be used for any purpose, nor may this letter or any other advice or information provided by Lincoln, whether oral or written, be disclosed, reproduced, disseminated, summarized, quoted from or referred to, in whole or in part, without our prior written consent. The Opinion should not be construed as creating any fiduciary duty on the part of Lincoln to the Company, the Board, the shareholders of the Company or any other party. The Opinion only addresses the fairness to the Company from a financial point of view of the Consideration to be received by the Company pursuant to the Asset Purchase Agreement in the Proposed Transaction and does not address any other terms, aspects or implications of the Proposed Transaction or any agreements, arrangements or understandings entered into in connection with the Proposed Transaction or otherwise. In addition, the Opinion does not address the relative merits of the Proposed Transaction as compared to other transaction structures, transactions or strategies (including, without limitation, a liquidation of the Company) that may be available to the Company or the shareholders of the Company, nor does it address, or constitute a recommendation regarding, the decision of the Company to enter into the Asset Purchase Agreement or to engage in the Proposed Transaction. The decision as to whether to proceed with the Proposed Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which the Opinion is based. Furthermore, we do not express any opinion as to the prices at which the Company’s common stock may trade subsequent to the date of this Opinion or as to any amounts that will ultimately be received by the shareholders or any remaining creditors of the Company from the Consideration. The Opinion does not constitute advice or a recommendation to any shareholder of the Company as to how such shareholder should act on any matter relating to the Proposed Transaction.

Board of Directors Ready Mix, Inc. January 29, 2010 Page 5 of 5
     The Opinion has been authorized for issuance by the Fairness Opinion Committee of Lincoln.
     Based on and subject to the foregoing, and in reliance thereon, we are of the opinion that, as of the date hereof, the Consideration is fair, from a financial point of view, to the Company.
Very truly yours,
LINCOLN INTERNATIONAL LLC